Exhibit 10.1

WAIVER AGREEMENT

THIS AGREEMENT (the “Agreement”), effective as of August 12, 2005, is made and entered into by and among Mueller Water Products, Inc., a Delaware corporation (the “Company”), Mueller Group, Inc., a Delaware corporation (“Mueller Group”), and [            ] (“Executive”).

WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of June 17, 2005 among the Company, Walter Industries, Inc., a Delaware corporation (“Walter”), JW MergerCo, Inc., a Delaware corporation (“MergerCo”), and DLJ Merchant Banking II, Inc., a Delaware corporation (“DLJMB”), the Company will merge with and into MergerCo (the “Merger”);

WHEREAS, upon consummation of the Merger, the Executive may be entitled to receive a transaction bonus (the “Transaction Payment”) and, if the Executive is terminated in connection with the Merger, the Executive will be entitled to receive severance benefits (the “Severance Payments”) under the Employment Agreement dated as of                      between Mueller Group and the Executive (the “Employment Agreement”);

WHEREAS, the consummation of the Merger could result in the payment of the Transaction Payment and Severance Payments to the Executive (Transaction Payments and Severance Payments, together, the “Change of Control Payments”);

WHEREAS, the payment of the Change of Control Payments in connection with the Merger could constitute “parachute payments” made in connection with a “change in control” of a corporation, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which could result in the imposition of certain excise taxes on Executive under Section 4999 of the Code and in the loss of certain income tax deductions by the Company under Section 280G of the Code if the value of any such “parachute payments” constitutes “excess parachute payments,” within the meaning of Section 280G of the Code;

WHEREAS, Section 280G(b)(5)(B) of the Code provides that payments which would otherwise be “parachute payments” will not be subject to Sections 280G and 4999 of the Code if the payments are disclosed to and approved by the shareholders of the corporation which is subject to the “change in control,” provided that such approval is a condition to the recipient’s right to receive the payments in question; and

WHEREAS, in order to ensure that the Change of Control Payments are not subject to Sections 280G and 4999 of the Code, the Company and Executive have determined that it is in their interest to enter into an agreement that limits the amount of the Change of Control Payments and any other payments which would otherwise constitute “parachute payments” subject to Section 280G of the Code to amounts which would not result in “excess parachute payments” under Section 280G of the Code, and pursuant to which the Company would undertake to formally obtain approval by the Company’s shareholders pursuant to

Section 280G(b)(5)(B) of the Code of any portion of the Change of Control Payments which could give rise to “excess parachute payments”;

NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:

1.             Except as otherwise provided in Paragraph 2 below, in the event that the Change of Control Payments or any other payment or benefit received or to be received by Executive in connection with the Merger and/or the transactions contemplated by the Merger Agreement (whether pursuant to the terms of the Employment Agreement, the Merger Agreement or any other plan, arrangement or agreement with the Company or its subsidiaries or affiliates) (all such payments and benefits, being hereinafter called “Total Payments”) would as a result of Section 280G of the Code not be deductible (in whole or in part) by the Company, a subsidiary or affiliate thereof, or any other person making such payment or providing such benefit, then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement), any cash portion of the Total Payments shall be reduced (if necessary, to zero).  For purposes of this limitation, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have effectively waived in writing prior to their receipt shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Accounting Firm (as defined below) does not constitute a “parachute payment” within the meaning of Section 280G(b) of the Code, including by reason of Section 280G(b)(4)(A) of the Code, (iii) those Total Payments provided shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (ii), (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by a nationally recognized accounting firm selected by the Company’s Board of Directors (the “Accounting Firm”) in accordance with the principles of Sections 280G(d)(3) and (4) of the Code, and (v) any value attributable to the acceleration of the lapse of the restrictions on the sale of the common stock by reason of the Merger which is included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of Treasury Regulations Section 1.280G-1.

2.             Notwithstanding any other provision of this Agreement, the limitation of Paragraph 1 above shall not apply to limit the Total Payments if, in accordance with Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1, persons who, immediately prior to the Merger, own stock of the Company possessing more than seventy five percent (75%) of the voting power of all outstanding stock of the Company held by shareholders who will not directly benefit from such approval, vote to approve any such payments or benefits, or portion thereof, which would be subject to disallowance of deductions under Section 280G of the Code absent such shareholder approval.

3.             The Company agrees to prepare and deliver to its shareholders by September 1, 2005, the disclosure required by Section 280G(b)(5)(B) of the Code with respect to the Total

Payments and to simultaneously seek (and use its reasonable best efforts to thereafter obtain), by written consent or written vote, the approval by the Company’s shareholders of the Total Payments.

4.             This Agreement shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

5.             If any provision of this Agreement is determined to be invalid or unenforceable, it shall be adjusted rather than voided, to achieve the intent of the parties to the extent possible, and the remainder of the Agreement shall be enforced to the maximum extent possible.

6.             Notwithstanding the foregoing, in the event that the Merger is not consummated on or prior to December 16, 2005, this Agreement shall thereupon terminate and be of no further force or effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

MUELLER WATER PRODUCTS, INC.
a Delaware corporation

By:	/s/
Walter A. Smith
Vice President, Treasurer and
Assistant Secretary

MUELLER GROUP, INC.
a Delaware corporation

By:	/s/
Walter A. Smith
Vice President, Treasurer and
Assistant Secretary

EXECUTIVE

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